As filed with the Securities and Exchange Commission on March 31, 2016
Registration No. 333-43670
Registration No. 333-86840
Registration No. 333-111293
Registration No. 333-117924
Registration No. 333-151044
Registration No. 333-160855
Registration No. 333-182398

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration No. 333-43670
Form S-8 Registration No. 333-86840
Form S-8 Registration No. 333-111293
Form S-8 Registration No. 333-117924
Form S-8 Registration No. 333-151044
Form S-8 Registration No. 333-160855
Form S-8 Registration No. 333-182398

UNDER
THE SECURITIES ACT OF 1933

LOJACK CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-2664794
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation)	Identification No.)

40 Pequot Way, Canton, Massachusetts 02021
(Address of Principal Executive Offices)

LoJack Corporation Restated and Amended Stock Incentive Plan
LoJack Corporation 2002 Employee Stock Purchase Plan
LoJack Corporation 2003 Stock Incentive Plan
LoJack Corporation 2008 Stock Incentive Plan, as Amended and Restated
(Full Titles of the Plans)

Stephen M. Moran
Vice President and General Counsel
CalAmp Corp.
1401 N. Rice Avenue
Oxnard, California 93030
(Name and Address of Agent for Service)

(805) 987-9000
(Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Peter W. Wardle
Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071
(213) 229-7900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	□		Accelerated filer	☒

Non-accelerated filer	□	(Do not check if a smaller reporting company)	Smaller reporting company	□

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by LoJack Corporation (the “Registrant”):

●

Registration Statement No. 333-43670, filed with the SEC on August 14, 2000, pertaining to the registration of 4,854,135 shares of the Registrant’s common stock issuable pursuant to the Registrant’s Restated and Amended Stock Incentive Plan.

●

Registration Statement No. 333-86840, filed with the SEC on April 24, 2002, pertaining to the registration of 250,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2002 Employee Stock Purchase Plan.

●

Registration Statement No. 333-111293, filed with the SEC on December 18, 2003, pertaining to the registration of 1,000,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2003 Stock Incentive Plan. 90,000 shares of Registrant’s common stock issuable pursuant to the Registrant’s 2003 Stock Incentive Plan were deregistered pursuant to Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-111293, filed with the SEC on June 28, 2012.

●

Registration Statement No. 333-117924, filed with the SEC on August 8, 2004, pertaining to the registration of 750,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2002 Employee Stock Purchase Plan.

●

Registration Statement No. 333-151044, filed with the SEC on May 20, 2008, pertaining to the registration of 2,000,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2008 Stock Incentive Plan.

●

Registration Statement No. 333-160855, filed with the SEC on July 29, 2009, and amended by Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-160855, filed with the SEC on July 29, 2009, pertaining to the registration of 2,000,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2008 Stock Incentive Plan.

2

●

Registration Statement No. 333-182398, filed with the SEC on June 28, 2012, pertaining to the registration of 840,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2008 Stock Incentive Plan, as Amended and Restated.

The Registrant is filing this Post-Effective Amendment to these Registration Statements to withdraw and remove from registration the unissued securities issuable by the Registrant pursuant to the above-reference Registration Statements.

On March 18, 2016, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 1, 2016, by and among the Registrant, CalAmp Corporation (“CalAmp”) and Lexus Acquisition Sub, Inc., a wholly-owned subsidiary of CalAmp (“Merger Sub”), the Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving company and a wholly-owned subsidiary of CalAmp (the “Merger”).

As a result of the Merger, the offerings of the Registrant’s securities pursuant to the above-referenced Registration Statements have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, the Registrant hereby removes from registration the securities registered but unissued under such Registration Statements.

3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Canton, Commonwealth of Massachusetts, on this 31st day of March, 2016.

LOJACK CORPORATION

By:	/s/ Richard Vitelle
Richard Vitelle
Treasurer and Secretary

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post- Effective Amendment.